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                                                                 Exhibit (a)(11)

           Form of E-mail to all Option Holders dated August 28, 2002

Dear Option Holders:

     The Company has made changes to its Offer to Exchange, including, but not limited to, the following:

     o The expiration date for the option exchange program has been extended from August 28, 2002 to MIDNIGHT, EASTERN TIME, ON SEPTEMBER 4, 2002, unless the offer is further extended. The Company expects to accept and cancel all options properly tendered for exchange on September 5, 2002, which means the new options will be granted on March 6, 2002. Tenders of options made under the offer to exchange may be withdrawn at any time before MIDNIGHT, EASTERN TIME, ON SEPTEMBER 4, 2002.

     o Section 10 of the Offer to Exchange "Interests of Directors and Officers; Transactions and Arrangements About the Options" has been amended to include revised disclosure regarding the management incentive program.

     o The Company has revised the disclosure throughout the Offer to Exchange to provide that the (i) options granted in the exchange may be granted under the Company's 2002 Stock Incentive Plan in addition to the Company's 2001 Stock Incentive Plan and 2001 Special Stock Incentive Plan and (ii) share awards issued in the exchange may be issued under the Company's 2002 Stock Incentive Plan in addition to the Company's 2001 Stock Incentive Plan.

     o The Company has updated the Summary Financial Data table to include the financial information for the six months ended June 30, 2001 and 2002 and has included the book value per share for the years ended December 31, 2000 and 2001 and for the six months ended June 30, 2001 and 2002.

This email is a summary of the revisions to the Offer to Exchange. You should carefully read the attached Offer to Exchange and the related exhibits for a complete discussion of the terms and conditions of the offer.

If you have any questions, please contact Jennifer Collins by email at jcollins@tellium.com, by telephone at (732) 483-3112 or by facsimile at (732) 483-3280.